Exhibit 10.54

Medtronic, Inc. 710 Medtronic Parkway Minneapolis, MN 55432-5604 USA www.medtronic.com tel 763.505.3032
fax 763.505.0220

William A. Hawkins
Chairman and Chief Executive Officer

July 27, 2009

D. Cameron Findlay
656 Sheridan Road
Winnetka, IL 60093

Dear Cam:

It is with great pleasure that I confirm our revised offer to you to become a member of Medtronic’s senior management team. Based upon the discussions and agreements that have been reached, the following are the terms of our offer of employment to you:

1.	Title

Senior Vice-President, General Counsel and Corporate Secretary, Medtronic, Inc.

In this role, you will serve as a member of the Medtronic Executive Committee, reporting to me.

2.	Employment Location

Your assignment with Medtronic will be located at our World headquarters in Minneapolis, Minnesota. Until the summer of 2010 you will either commute between Chicago and Minneapolis or office from our Chicago sales office.

3.	Employment Date

Your employment with Medtronic will commence August 24, 2009

4.	Base Salary

Your base salary will be $575,000 per year (less applicable withholdings and deductions) commencing upon employment and paid in accordance with Medtronic’s standard payroll practices.

5.	Medtronic Incentive Plan (“MIP”)

You will be eligible to participate in the FY2010 Medtronic Incentive Plan (“MIP”), pro rata from your start date, with a target payout of 75% of eligible earnings. The performance period for the plan commenced on April 25, 2009 and ends on April 30, 2010. In the future, you will remain eligible to participate in MIP subject to the terms and conditions of those plans.

D. Cameron Findlay

July 27, 2009

6.	Long-Term Performance Plan (“LTPP”)

You will be eligible to participate in the 2010 - 2012 phase of the three-year Long-Term Performance Plan (“LTPP”) with a target award of $400,000 pro-rata from your start date (subject to the terms and conditions of the LTPP). This phase commenced on April 25, 2009 and ends April 27, 2012. The actual payout is based on financial performance as measured by three-year cumulative diluted EPS, three-year average Return on Invested Capital, and three-year average revenue growth as specified in the Plan document. You will also be eligible to participate in subsequent 3-year phases that commence in succeeding fiscal years, to the extent such plans are implemented and subject to the terms and conditions of the LTPP plan document.

7.	Nonqualified Stock Option Grant

You will be eligible for annual stock option awards currently granted on the first business day of the second quarter of each fiscal year beginning in fiscal year 2011. The current target grant (aggregate exercise price) is approximately $1,600,000 and vests 25% per year beginning one year after the date of grant. All terms and conditions of any stock option awards will be described in the then-current form of stock option agreement.

8.	Performance-Based Restricted Stock Unit Grant

You will be eligible for annual grants of performance-based restricted stock units currently granted on the first business day of the second quarter of each fiscal year beginning in fiscal year 2011. The current grant target is $400,000 and vests 100% on the third anniversary of the date of grant provided that the minimum company performance threshold is met as specified in the agreement. All terms and conditions of any restricted stock unit awards will be described in the then-current form of restricted stock unit agreement.

9.	Special Stock Option Grant

To provide you with significant opportunity to share in the future success of the Company, you will be granted a one-time, non-qualified stock option award with an aggregate exercise price of approximately $1,600,000. This award will vest 25% per year beginning one year after the date of grant. The option award will be granted on the business first day of the fiscal quarter following your date of employment and subject to approval by the Compensation Committee of the Board of Directors. All terms and conditions of any restricted stock awards will be described in the then current form of stock option agreement.

D. Cameron Findlay Page 3 July 28, 2009

10.	Special Restricted Stock Unit Grant

As a further inducement to join Medtronic, you will be granted a one-time restricted stock unit award of $750,000. This award will vest 100% on the fourth anniversary of the date of grant. The award will be granted on the first business day of the fiscal quarter following your date of employment and subject to approval by the Compensation Committee of the Board of Directors. All terms and conditions of any restricted stock unit awards will be described in the then-current form of restricted stock unit agreement.

11.	Two-Year Transition Bonus – Cash

To bridge you until the first payout of the LTPP in June 2012, you will be granted a $800,000 cash bonus, payable in 2 installments; $400,000 after 12 months of employment and $400,000 after 24 months of employment. Payment of this bonus requires the successful completion of objectives that you and I will jointly define.

12.	Employee Benefits

You will be offered the same benefits as all other employees of Medtronic upon meeting eligibility requirements as provided for in the Plan documents. In addition, you will be eligible for 4 weeks of vacation.

13.	Business Allowance

In order to defray the cost of an automobile, tax preparation and financial planning, or other related expenses, you will be provided with an annual allowance of $24,000 (paid bi-weekly). In addition, you will be provided with a periodic medical examination under the Company’s Executive Physical Examination program.

14.	Relocation

Costs associated with your move to Minneapolis will be provided consistent with Medtronic’s relocation program. Medtronic will seek to minimize or offset loss on sale of personal residence or other major relocation expenses.

15.	Deferred Compensation Plan

You will be eligible to participate in the next phase of Medtronic’s Capital Accumulation Plan (“CAP”), subject to the terms of the CAP, which will provide for deferral of calendar 2010 compensation. Enrollment for the 2010 CAP will occur in the fall of 2009.

D. Cameron Findlay

July 27, 2009

16.	Severance

In the event you are terminated without cause during FY10, Medtronic shall pay you an amount (the “Severance Amount”) equal to 1.5 times your annual base salary provided you sign Medtronic’s standard Separation Agreement and Release.

Beginning with FY11, in the event you are terminated without cause, Medtronic shall pay you an amount (the “Severance Amount”) equal to 1.0 times your annual base salary.

Notwithstanding the language in this Section 16, this language will not apply in the event of a “change of control” of Medtronic. Under these circumstances, the Employment Agreement referenced in Section 18, below, shall be controlling.

17.	Confidential Information

Following your acceptance of this offer of employment, you may be provided with Confidential Information relating to Medtronic’s business that (a) derives independent economic value from not being generally known or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use, and (b) which Medtronic has treated or designated as secret, proprietary, or confidential.

By your acceptance of this offer, and for good and valuable consideration provided by Medtronic, you agree to treat all Confidential Information entrusted to you by Medtronic as a fiduciary and accept and undertake all of the obligations of a fiduciary to maintain and protect Confidential Information for the benefit of Medtronic. You further agree not to directly or indirectly use or disclose any Confidential Information to or for the benefit of anyone other than Medtronic, either before, during, or after employment, for as long as the information retains the characteristics described in this Section 17.

18.	Employee Agreement

As a condition of this offer of employment with Medtronic and as a condition of receiving the benefits identified herein, you must sign the standard Employee Agreement and the Employment Agreement, which provides for compensation in the event of certain changes in control. A copy of this these agreements are attached for your review. You must sign and return the agreements no later than your first day of employment with Medtronic.

D. Cameron Findlay

July 27, 2009

19.	Protection of Former Employer

With regard to any employment agreements you may have with current or past employers, please be advised that Medtronic’s corporate policy prohibits an employee’s use or disclosure of a former employer’s trade secrets and/or confidential information. You are encouraged to discuss any questions about this with us prior to your first day of employment.

20.	Eligibility Documents

Completion of background verification is a condition of your employment with Medtronic. In addition, you must comply with the federal regulations regarding completion of the U.S. Department of Homeland Security I-9 Employment Eligibility Form. The regulations require that you bring original identification documents as outlined on side two of the enclosed Employment Eligibility form. This form must be completed and signed by you in the presence of a Medtronic representative on your first day of employment. The Medtronic representative will then review your documentation and complete section two of the form. Failure to produce the required documentation within 72 hours (unless a government authorized extension applies) will result in suspension of employment, without continuation of pay, until these records are provided.

21.	Substance Abuse Testing

A condition of your employment at Medtronic is the successful completion of a drug screening test. A screening will be arranged on your next visit to Minneapolis if possible. If you do not take the test, our offer will be rescinded. If you do not pass the test, you will receive a letter from our medical review officer providing you with the opportunity to explain the positive test result or to ask for a retest of the same sample at your expense.

D. Cameron Findlay

July 27, 2009

22.	Mandatory Ethics and Compliance Training

As a further condition of your employment with Medtronic, you will be required to complete general ethics and compliance training, including a certification related to our code of conduct within 30 days of your acceptance of this offer. Please note that it is your responsibility to make sure that you complete this training. If you fail to complete the training within 30 days, we will terminate your employment with Medtronic.

Should you have any questions regarding the terms of this offer, please contact Martha Goldberg Aronson, Scott Sherman or me. Also, after you have reviewed the terms of this letter, please indicate your acceptance by signing one copy in the space provided below and returning it to me in the provided envelope. Nothing in this offer letter should be construed as guaranteeing employment with Medtronic for any specific duration. We look forward to your early response.

We all believe that you can make a major contribution to Medtronic’s future. In addition, I am sure that you will find Medtronic an extremely rewarding place to continue your career. I look forward to welcoming you to Medtronic.

Best regards,

William A. Hawkins

Encl.:	Medtronic Employee Agreement
Medtronic Employment Agreement
New Hire Employment Document Package

7/28/09
D. Cameron Findlay	Date

August 4, 2009

D. Cameron Findlay
656 Sheridan Road
Winnetka, IL 60093

Dear Cam:

Welcome to Medtronic. We are excited to have you join us as Senior Vice President and General Counsel in our challenging and rewarding work to alleviate pain, restore health, and extend life.

The purpose of this letter is to amend your official start date from August 24, 2009 to Tuesday, August 4, 2009. We have agreed to advance your start date in order to allow you to become adequately grounded in key matters. To that end, Medtronic will provide you with certain confidential and proprietary business information. As Medtronic’s General Counsel, you will provide legal advice as requested or required. This information and any communication with Medtronic attorneys around this information is and will remain privileged, consistent with your role as Medtronic’s chief legal officer.

Please indicate your agreement to this amended start date by signing below. Please return this letter to Martha Goldberg Aronson, Senior Vice President, Chief Talent Officer, 710 Medtronic Parkway, LC400, Minneapolis, MN 55432, who will provide an updated offer letter shortly.

Sincerely.

William A. Hawkins
Chairman and Chief Executive Officer

Agreed to this 4 day of August, 2009
by D. Cameron Findlay.